WALTHAM, Mass.--(BUSINESS WIRE)--Jan. 6, 2000--ON Technology Corporation (NASDAQ:ONTC) today announced that it would seek shareholder approval, on or before the Annual Meeting in April, to sell its Meeting Maker product line to Meeting Maker, Inc., a company led by Michael Benninga.

For the nine months ended September, 1999, the ON Command CCM software business posted a 136% increase over the same period of the previous year. "We are increasing the focus of our resources on the opportunities represented by the growth of our CCM business," state Herman DeLatte, ON's CEO. "These opportunities were underscored in the Wall Street Journal on Monday, where 84% of respondents polled reported that Y2K work curtailed software management initiatives."

Pending shareholder approval, Meeting Maker, Inc. will manage the product line under a Management Agreement with ON Technology. Shareholder approval is expected in the Spring of 2000.

Terms of the sale were not announced. ON expects to post a gain on the sale of these assets.

The statements in this news release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.